Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169433

KKR & CO. L.P.
SUPPLEMENT NO. 2 TO
PROSPECTUS DATED
May 4, 2011
THE DATE OF THIS SUPPLEMENT IS JULY 28, 2011

On July 28, 2011, KKR & Co. L.P. filed the attached Current Report on Form 8-K, certain portions of which were furnished rather than filed and accordingly have been intentionally omitted.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): July 28, 2011

KKR & CO. L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	26-0426107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4200 New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 750-8300
(Registrant’s telephone number, including area code)

 NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, John B. Hess was appointed to the Board of Directors of KKR Management LLC, the general partner of KKR & Co. L.P., and its Conflicts Committee, effective July 28, 2011.

Mr. Hess will receive the standard non-executive director compensation arrangement, consisting of a prorated annual cash retainer of $75,000 for non-executive directors. Mr. Hess has also entered into an indemnification agreement with KKR Management LLC and KKR & Co. L.P.

The Board of Directors currently consists of eight members, namely Henry Kravis, George Roberts, Joseph Grundfest, John Hess, Dieter Rampl, Patricia Russo, Thomas Schoewe and Robert Scully. The committees of the Board include the Audit Committee consisting of Messrs. Grundfest, Schoewe and Scully; the Nominating and Corporate Governance Committee consisting of Messrs. Kravis, Roberts and Scully; and the Conflicts Committee consisting of Ms. Russo and Messrs. Grundfest, Hess, Rampl, Schoewe and Scully. Mr. Rampl earlier resigned from the Audit Committee without disagreement with the registrant.

Additionally, on July 28, 2011, the Board of Directors authorized grants of 10,000 restricted equity units under the KKR & Co. L.P. 2010 Equity Incentive Plan to each non-executive director and additional grants of 4,000 and 3,000 restricted equity units to Mr. Schoewe and Ms. Russo, respectively, for their service on the Board since March 2011 and April 2011, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. L.P.
By: KKR Management LLC, its general partner

Date:	July 28, 2011	By:	/s/ David J. Sorkin
		Name:	David J. Sorkin
		Title:	General Counsel